Exhibit 23.1

Consent of Former Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

China Clean Energy Inc.

We consent to the reference to our firm under the caption “Experts” and to the use of our auditors’ report dated May 31, 2006 covering the audited financial statements of Fujian Zhong De Technology Stock Co., Ltd. as at December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004 included in the Form SB-2 of China Clean Energy Inc. dated January 22, 2007.

/s/ Moen and Company LLP

Vancouver, British Columbia

Canada

January 22, 2007